Exhibit 99.2

VCA Antech, Inc. Provides Financial Guidance

    LOS ANGELES--(BUSINESS WIRE)--Oct. 25, 2005--Our company, VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, provides financial guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC. We encourage all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC.
    We are providing the following financial guidance for the three months ending December 31, 2005:

    --  Revenue of $211 million to $214 million; and

    --  Diluted earnings per common share of $0.18 to $0.19.

    We are providing the following preliminary financial guidance for the year ending December 31, 2006:

    --  Revenue of $940 million to $955 million; and

    --  Diluted earnings per common share of $1.03 to $1.06.

    We will adopt Statement of Financial Accounting Standards, or SFAS, No. 123(R) on January 1, 2006. SFAS No. 123(R) will require us to expense the cost of share-based payments to employees, including stock options. The 2006 guidance provided above includes share-based compensation. We expect share-based compensation of $0.02 per diluted common share in 2006 based on options granted as of September 30, 2005.

    Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for the fourth quarter of 2005 and our preliminary guidance for 2006. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include: a material adverse change in our financial condition or operations; the ability to successfully integrate the Pet's Choice animal hospitals and achieve all of the expected operating synergies; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; any impairment in the carrying value of our goodwill; the effects of our recent acquisitions and our ability to effectively manage our growth; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our periodic reports filed with the SEC, including our Report on Form 10-K for the year ended December 31, 2004 and our periodic Report on Form 10-Q for the quarter ended June 30, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
    We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply ultrasound and digital radiography equipment to the veterinary industry.

    CONTACT: VCA Antech, Inc.
             Tomas Fuller, 310-571-6505